EXHIBIT 10.8

HUDSON VALLEY BANK

AMENDED AND RESTATED
DIRECTORS RETIREMENT PLAN

EFFECTIVE MAY 1, 2004

      This Amended and Restated Directors Retirement Plan (the “Plan”) is adopted by HUDSON VALLEY BANK (“HVB”), formerly known as HUDSON VALLEY NATIONAL BANK, and is for the benefit of the Directors of Hudson Valley Bank and all subsidiaries and affiliates thereof, (hereinafter referred to as “Directors”). It is in recognition of the long and distinguished service they have rendered to these entities and with the hope of encouraging future outside directors to similarly provide lengthy and distinguished service as well.

ARTICLE ONE

TYPE OF PLAN

      This Plan is intended to be an unfunded retirement plan for the benefit of the outside Directors of the above named entities. This Plan replaces and supersedes the Hudson Valley National Bank Directors Retirement Plan dated November 24, 1987 and the Hudson Valley National Bank Amended and Restated Directors Retirement Plan dated December 1, 1993.

ARTICLE TWO

EFFECTIVE DATE

      The effective date of the original plan was November 24, 1987 and the effective date of the amended and restated plan was December 1, 1993 (collectively, the “Original Plans”). This restatement is effective as of May 1, 2004. The Original Plans are of no further force and effect.

ARTICLE THREE

ELIGIBILITY

      A. Eligibility is restricted to outside Directors (“Directors”). An “outside director” shall mean a Director who is not a full-time employee of any entity referred to in this plan.

      B. A Director, in order to be eligible, must accrue two (2) full years of service as a Director. A “year of service” is determined on a July 1, fiscal year.

      C. The Director must retire, resign, or otherwise relinquish his service as Director to receive a retirement benefit under the Plan.

ARTICLE FOUR

VESTING

      A. Every Director who satisfies all of the requirements of Section 3 herein shall be eligible to receive either a pro rata or full retirement benefit on his or her benefit commencement date.

      B. Pro rata retirement benefits are based on the following vesting schedules:

No. of Years as Directors	Amount Payable
(As of July 1/st/)	Retirement Age

2 years but less than 3 years	5%
3 years but less than 4 years	10%
4 years but less than 5 years	17.50%
5 years but less than 6 years	25%
6 years but less than 7 years	32.50%
7 years but less than 8 years	40.00%
8 years but less than 9 years	47.50%
9 years but less than 10 years	55%
10 years but less than 11 years	62.50%
11 years but less than 12 years	70%
12 years but less than 13 years	77.50%
13 years but less than 14 years	85%
14 years but less than 15 years	92.50%
15 or more years	100%

ARTICLE FIVE

FORFEITURE

      Section 4 of this plan notwithstanding, a Director who has become vested under Section 4 shall forfeit all benefits hereunder if he or she has engaged in any gross misconduct or criminal activity as a Director.

ARTICLE SIX

RETIREMENT BENEFITS

      Each Director shall receive an annual retirement benefit payable in substantially equal monthly installments equal to the amount of the basic fees that such Director received during the 12 month period immediately prior to the benefit commencement date. The term basic fees, as used herein, shall mean fees paid for attendance at all board meetings, fees paid for all committee meetings or sub-committees of the entities of their ultimate parent corporation, the Hudson Valley Holding Corp. (the “Holding Corp.”). It shall exclude all other fees, including Directors stipends, special stipends for selected committee chairman, all reimbursed expenses and all fees paid for acting as Vice Chairman or Chairman of the Board of Hudson Valley Bank, the Holding Corp., and all other entities as may be covered by this agreement from time to time.

ARTICLE SEVEN

BENEFIT COMMENCEMENT DATE

      A Director shall begin to receive benefits under the plan on the first day of the month after he or she retires, resigns, or otherwise relinquishes his or her place as a Director.

ARTICLE EIGHT

FORM OF BENEFIT

      Each Director shall receive a monthly benefit, payable as follows: Directors receive credit towards pension benefits equal to six (6) months for each year of service (subject to vesting and minimum age criteria) up to a maximum of 120 months (10 years), payable to the Director during his life, and on his or her death prior to receiving payments for such period, to the spouse of such Director, if such Director is married, and to his or her estate, if such Director is unmarried, for the remainder of such period.

ARTICLE NINE

DEATH PRIOR TO BENEFIT COMMENCEMENT DATE

      If such Director who is vested in his or her retirement benefit dies prior to his or her benefit commencement date, he or she will be deemed to have retired on the day before his or her death, and his or her spouse or estate will receive benefits in accordance with Articles “Four” through “Eight” hereof.

ARTICLE TEN

ASSIGNMENT

      No retirement benefit under the plan shall be subject in any manner to alienation, anticipation, encumbrance, sale, assignment, transfer, pledge, charge or hypothecation, whether voluntary or involuntary, and any attempt to alienate, anticipate, encumber, sell, assign, transfer, pledge, charge or hypothecate shall be null and void and shall be disregarded by Hudson Valley Bank, which shall continue to discharge its obligations hereunder as though no such assignment had been made.

ARTICLE ELEVEN

FUNDING

      The plan is intended to be an unfunded arrangement. Nothing contained in the plan and no action taken pursuant to the provision of this plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between Hudson Valley Bank and any Director, his or her spouse, or his or her estate.

ARTICLE TWELVE

RIGHTS OF DIRECTORS

      Any retirement benefits payable hereunder shall represent only an unsecured contractual obligation on the part of Hudson Valley Bank to pay the amounts described herein. No person, including the Director, his or her spouse, or his or her estate, shall have, by virtue of the terms of this plan, any interest in such amounts. The extent that any person acquires a right to secure payments from Hudson Valley Bank under this plan, such right shall not be greater than the right of any unsecured general creditor of Hudson Valley Bank. If Hudson Valley Bank elects to satisfy its obligations hereunder through the purchase of an annuity certificate, neither the Director, his or her spouse, nor his or her estate, shall have any rights whatsoever in the annuity certificate. Hudson Valley Bank shall be the sole owner and beneficiary thereof and may exercise all incidents of ownership therein.

ARTICLE THIRTEEN

AMENDMENT

      Hudson Valley Bank, through its Board of Directors, reserves the right to amend this plan, or to terminate the plan, at any time, except that all benefits in pay status shall be continued.

ARTICLE FOURTEEN

ADMINISTRATION

      The Executive Committee, or the Board of Directors itself of HVB or, if there is no such committee, the Board of Directors, shall administer the plan. No members of such committee, while serving as a committee member, shall be eligible to receive any retirement benefit under the plan, but such Director will accrue years of service. Decisions and determinations by the committee shall be final and binding upon all parties. The committee shall have the authority to interpret the plan, to adopt and revise rules and regulations relating to the plan, and to make any other determinations which it believes necessary or advisable for the administration of the plan.

ARTICLE FIFTEEN

MANDATORY RETIREMENT DATE

      Mandatory retirement age for Directors of the entities shall be seventy-five (75) years of age. However, upon request, the Board may grant year to year extensions until the Director reaches age eighty (80), at which time they must retire on their eightieth (80th) birthday.

ARTICLE SIXTEEN

LEGAL INCAPACITY

      Whenever, in the committee’s opinion, a person entitled to receive any retirement benefit hereunder is under a legal disability or is incapacitated in any way as to be unable to manage the person’s financial affairs, the committee may direct that payment be made to such person’s legal representative or guardian or to a friend of relative of such person for such person’s benefit, or the committee may direct that application of the payment for the benefit of such person in any manner as the committee considers advisable. Any payment of a retirement benefit in accordance with the provision of this Article 16 shall be complete discharge of any liability for the making of such payment under the provisions of the plan.

ARTICLE SEVENTEEN

GOVERNING LAW

      This plan shall be construed in accordance with the laws of the State of New York, except to the extent (if any) pre-empted by federal law.

      The foregoing constitutes the entire Agreement known the HUDSON VALLEY BANK DIRECTORS RETIREMENT PLAN.

DIRECTORS OF HUDSON VALLEY BANK AS OF MAY 1, 2004

WILLIAM E. GRIFFIN, Chairman of the Board

JAMES J. LANDY, President and CEO

STEPHEN R. BROWN

JAMES M. COOGAN

GREGORY F. HOLCOMBE

ANGELO R. MARTINELLI

WILLIAM J. MULROW

JOHN A. PRATT JR.

CECILE D. SINGER

CRAIG S. THOMPSON

5